UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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PUMA BIOTECHNOLOGY, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PUMA BIOTECHNOLOGY, INC.

Amendment No. 1 to Proxy Statement

for 2016 Annual Meeting of Stockholders

EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A is being filed to amend the definitive proxy statement of Puma Biotechnology, Inc. for its 2016 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on April 29, 2016, in order to correct the disclosures regarding the ability of brokers to vote uninstructed shares on “Proposal 3 – Approval of Amendment to Certificate of Incorporation to Eliminate the Ability of Stockholders to Act by Written Consent.” We have been advised by the New York Stock Exchange that Proposal 3 is not considered a routine proposal and thus brokers do not have the authority to vote in their discretion on Proposal 3. As a result, if you hold shares in street name and do not instruct your broker on how to vote on Proposal 3, your shares will be considered “broker non-votes” and will have the same effect as a vote against Proposal 3.

CHANGES TO PROXY STATEMENT

The following sections of the proxy statement on pages 3 and 4 are accordingly amended and restated as follows:

Broker Non-Votes. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of certain “non-routine” matters, without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” Proposal 2 (ratifying the appointment of our independent registered public accounting firm) and Proposal 4 (amendment of Certificate of Incorporation to eliminate the mandatory indemnification of all persons covered by Section 145 of the General Corporation Law of the State of Delaware) are considered routine matters. Proposal 1 (election of directors) and Proposal 3 (amendment of Certificate of Incorporation to eliminate the ability of stockholders to act by written consent) are considered non-routine matters. If you are a beneficial stockholder holding shares through a broker or other nominee and you do not submit instructions on how your shares should be voted, your broker or other nominee will not be able to vote your shares on Proposal 1 or Proposal 3.

Votes Required

Proposal 1 – Election of Directors. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote. Thus, the five nominees receiving the greatest number of votes “FOR” their election will be elected. Abstentions and broker non-votes are not considered votes cast and therefore will not affect the outcome of the vote.

Proposal 2 – Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the annual meeting is required for the ratification of the selection of PKF Certified Public Accountants, a Professional Corporation, as our independent registered public accounting firm for the year ending December 31, 2016. Abstentions are not considered votes cast and therefore will not affect the outcome of the vote. Brokers have authority in the absence of timely instructions from their beneficial owners to vote on this proposal. As a result, there will be no broker non-votes for this proposal.

Proposal 3 – Approval of Amendment to Certificate of Incorporation to Eliminate the Ability of Stockholders to Act by Written Consent. The affirmative vote of a majority of the shares issued and outstanding as of the record date is required for approval of this amendment to the Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as votes against this proposal.

Proposal 4 – Approval of Amendment to Certificate of Incorporation to Eliminate the Mandatory Indemnification of All Persons Covered by Section 145 of the General Corporation Law of the State of Delaware. The affirmative vote of a majority of the shares issued and outstanding as of the record date is required for approval of this amendment to the Certificate of Incorporation. Abstentions will have the same effect as votes against this proposal. Brokers have authority in the absence of timely instructions from their beneficial owners to vote on this proposal. As a result, there will be no broker non-votes for this proposal.

The proxy statement contains important information regarding Proposal 3 and voting procedures. You are encouraged to read these materials. Your vote is important!